Exhibit 4.2

[FORM OF SERIES A-2 WARRANT]

JA SOLAR HOLDINGS CO., LTD.

SERIES A-2 WARRANT TO PURCHASE ORDINARY SHARES

REPRESENTED BY AMERICAN DEPOSITARY SHARES

Series A-2 Warrant No.: A-2-

Date of Issuance: [                                    ], 2013 (“Issuance Date”)

JA Solar Holdings Co., Ltd., an exempted Company incorporated under the laws of the Cayman Islands (the “Company”), hereby certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, [                        ], the registered holder hereof or its permitted assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company, at the Exercise Price (as defined below) then in effect, upon exercise of this Series A-2 Warrant to Purchase Ordinary Shares Represented by American Depositary Shares of the Company (including any Series A-2 Warrants to Purchase Ordinary Shares Represented by American Depositary Shares issued in exchange, transfer or replacement hereof, the “Warrant”), at any time or times on or after [                        ]1 (the “Initial Exercisability Date”), until 11:59 p.m., New York time, on the Expiration Date (as defined below), [                                    ]2 (subject to adjustment as provided herein) fully paid and nonassessable Ordinary Shares (as defined below), with each 5 Ordinary Shares represented by an American Depositary Share (an “ADS”), evidenced by American Depositary Receipt (an “ADR”) (in each case, subject to adjustment upon any change in the ratio of Ordinary Shares to ADSs and/or ADRs or the ratio of ADSs to ADRs, as applicable) (such Ordinary Shares issuable upon exercise hereof, the “Warrant Shares”). Except as otherwise defined herein, capitalized terms in this Warrant shall have the meanings set forth in Section 16. This Warrant is one of the Warrants to Purchase Ordinary Shares Represented by American Depositary Shares (the “SPA Warrants”) issued pursuant to (i) Section 1 of that certain Securities Purchase Agreement, dated as of [                        , 2013] (the “Subscription Date”), by and among the Company and the investors (the “Buyers”) referred to therein, as amended from time to time (the “Securities Purchase Agreement”) and (ii) the Company’s Registration Statement on Form S-3 (File number 333-188895) (the “Registration Statement”).

1.                                      EXERCISE OF WARRANT.

(a)                                 Mechanics of Exercise.  Subject to the terms and conditions hereof (including, without limitation, the limitations set forth in Section 1(f)), this Warrant may be exercised by the Holder on any Trading Day on or after the Initial Exercisability Date, in whole or in part, by delivery (whether via facsimile or otherwise) of a written notice, in the form attached hereto as Exhibit A (the “Exercise Notice”), of the Holder’s election to exercise this Warrant. Within one (1) Trading Day following an exercise of this Warrant as aforesaid, the Holder shall deliver payment to the Company of an amount equal to the Exercise Price in effect on the date of such exercise multiplied by the number of Warrant Shares as to which this Warrant was so exercised (the “Aggregate Exercise Price”) in cash or via wire transfer of immediately available funds if the Holder did not notify the Company in such Exercise Notice that such exercise was made pursuant to a Cashless Exercise (as defined in Section 1(d)). The Holder shall not be required to deliver the original of this Warrant in order to effect an exercise hereunder. Execution and delivery of an Exercise Notice with respect to less than all of the Warrant

1                                         Insert the Issuance Date

2                                         Insert a number equal to the quotient of (x) $24 million, divided by (y) the quotient of (i) 112.5% VWAP of the ADRs as of the close of the Principal Market immediately prior to the time of execution of the Securities Purchase Agreement divided by (ii) the number of Ordinary Shares underlying one (1) ADR as of such date

Shares shall have the same effect as cancellation of the original of this Warrant and issuance of a new Warrant evidencing the right to purchase the remaining number of Warrant Shares. Execution and delivery of an Exercise Notice for all of the then-remaining Warrant Shares shall have the same effect as cancellation of the original of this Warrant after delivery of the ADRs in accordance with the terms hereof. On or before the first (1st) Business Day following the date on which the Company has received an Exercise Notice, the Company shall transmit by facsimile an acknowledgment of confirmation of receipt of such Exercise Notice, in the forms attached hereto as Exhibit B-1 and Exhibit B-2, respectively, to the Company’s transfer agent (the “Registrar Service Provider”) and the depositary for the Company’s ADSs and ADRs (the “Depositary”) (including a copy of the certified register of the Company reflecting the issuance of the Ordinary Shares) with a copy, in each case, to the Holder. Subject to the Holder’s obligation to deliver the Aggregate Exercise Price, if applicable, on or before the third (3rd) Trading Day following the date on which the Company has received such Exercise Notice (subject to the Company’s receipt of the Aggregate Exercise Price, if applicable, the Company shall (x) cause the Registrar Service Provider to deposit the number of Warrant Shares as to which this Warrant was so exercised with the custodian for the Depositary (the “Custodian”), and (y) either (A) provided that the Depositary is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, upon the request of the Holder, credit such aggregate number of ADRs evidencing such ADSs to which the Holder is entitled pursuant to such exercise to the Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian system, Direct Registration System and/or Profile Modification System, as applicable, or (B) if the Depositary is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the Holder or, at the Holder’s instruction pursuant to the Exercise Notice, the Holder’s agent or designee, in each case, sent by reputable express courier to the address as specified in the applicable Exercise Notice, an ADR certificate, registered in the Company’s register of members in the name of the Holder or its designee (as indicated in the applicable Exercise Notice), for the number of ADSs to which the Holder is entitled pursuant to such exercise. Upon delivery of an Exercise Notice, if applicable the Holder shall be deemed for all corporate purposes to have become the holder of record of the ADSs evidenced by ADRs with respect to which this Warrant has been exercised, irrespective of the date such ADRs are credited to the Holder’s DTC account or the date of delivery of the ADR certificates evidencing such ADSs (as the case may be). If this Warrant is submitted in connection with any exercise pursuant to this Section 1(a) and the number of Warrant Shares represented by this Warrant submitted for exercise is greater than the number of Warrant Shares being acquired upon an exercise, then, at the request of the Holder, the Company shall as soon as practicable and in no event later than three (3) Business Days after such request and at its own expense, issue and deliver to the Holder (or its designee) a new Warrant (in accordance with Section 7(d)) representing the right to purchase the number of Warrant Shares purchasable immediately prior to such exercise under this Warrant, less the number of Warrant Shares with respect to which this Warrant is exercised. No fractional Warrant Shares, ADSs or ADRs are to be issued upon the exercise of this Warrant, but rather the number of ADSs evidenced by ADRs to be issued shall be rounded up to the nearest whole number. The Company shall pay any and all taxes and fees which may be payable with respect to the issuance and delivery of Warrant Shares to the custodian for the Depositary upon exercise of this Warrant and the issuance of the ADSs and related ADRs by the Depositary upon exercise of this Warrant. Notwithstanding the foregoing, except in the case where an exercise of this Warrant is validly made pursuant to a Cashless Exercise (as defined in Section 1(d)), (i) the Company’s failure to deliver ADRs to the Holder on or prior to the second (2nd) Trading Day after the Company’s receipt of the Aggregate Exercise Price shall not be deemed to be a breach of this Warrant and (ii) until such time as the Company shall have received the Aggregate Exercise Price, (x) the Holder agrees not to vote such Warrant Shares, ADSs or ADRs for any purpose and (y) the Company’s failure to deliver any dividend or other distribution with respect thereto shall not be deemed to be a breach of this Warrant or any organizational document of the Company. The Holder, by its acceptance of this Warrant, acknowledges that any failure to deliver the Aggregate Exercise Price (or valid notice of a Cashless Exercise) shall be a breach by the Holder of this Warrant.

(b)                                 Exercise Price.  For purposes of this Warrant, “Exercise Price” means $[            ]3 per Ordinary Share, subject to adjustment as provided herein.

(c)                                  Company’s Failure to Timely Deliver Securities.  If the Company shall fail, for any reason or for no reason, within the later of (i) three (3) Trading Days after receipt of the applicable Exercise Notice and (ii) two (2) Trading Days after the Company’s receipt of the Aggregate Exercise Price (or valid notice of a Cashless Exercise) (such later date, the “Share Delivery Deadline”), to register such underlying Ordinary Shares on the Company’s register of members and deposit such Ordinary Shares with the Custodian, or to cause the Depositary to issue to the Holder an ADR certificate for the number of ADSs to which the Holder is entitled or to credit the Holder’s balance account with DTC for such number of ADRs evidencing the ADSs to which the Holder is entitled upon the Holder’s exercise of this Warrant (as required by Section 1(a) above) (a “Delivery Failure”), and if on or after such Share Delivery Deadline the Holder purchases (in an open market transaction or otherwise) ADRs to deliver in satisfaction of a sale by the Holder of all or any portion of the number of ADRs, or a sale of a number of ADRs equal to all or any portion of the number of ADRs, issuable upon such exercise that the Holder so anticipated receiving from the Company, then, in addition to all other remedies available to the Holder, the Company shall, within three (3) Trading Days after the Holder’s request, which shall be accompanied by a reasonably detailed statement of the Holder’s purchases, and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including reasonable brokerage commissions and other reasonable out-of-pocket expenses, if any) for the ADRs so purchased (including, without limitation, by any other Person in respect, or on behalf, of the Holder) (the “Buy- In Price”), at which point the Company’s obligation to so issue and deliver such ADR certificate or credit the Holder’s balance account with DTC for the number of ADRs to which the Holder is entitled upon the Holder’s exercise hereunder (as the case may be) (and to issue such ADRs) shall terminate, or (ii) promptly honor its obligation to so issue and deliver to the Holder an ADR certificate or certificates or credit the Holder’s balance account with DTC for the number of ADRs to which the Holder is entitled upon the Holder’s exercise hereunder (as the case may be) and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of ADRs multiplied by (B) the lowest Closing Sale Price of the ADRs on any Trading Day during the period commencing on the date of the applicable Exercise Notice and ending on the date immediately preceding the date of such issuance and payment under this clause (ii).

(d)                                 Cashless Exercise.  Notwithstanding anything contained herein to the contrary (other than Section 1(f) below), if at the time of exercise hereof (i) a registration statement is not effective (or the prospectus contained therein is not available for use) for the issuance by the Company of all of the Warrant Shares (without regard to any limitations on exercise set forth therein) and (ii) an ADS Registration Statement (as defined below) is not effective or available for use for the issuance of all of the ADS Securities (as defined in the Securities Purchase Agreement) then issuable hereunder (without regard to any limitations on exercise set forth herein), then, in lieu of the Holder making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the Aggregate Exercise Price, the Holder shall instead receive upon such exercise the “Net Number” of ADRs determined according to the following formula (a “Cashless Exercise”):

Net Number	=	(A × B) - (A × C)
D

3                                         Insert the price equal to 112.5% of the quotient of (i) the VWAP of the ADRs as of the close of the Principal Market immediately prior to the time of execution of the Securities Purchase Agreement divided by (ii) the number of Ordinary Shares underlying one (1) ADR as of such date

For purposes of the foregoing formula:

A =          the total number of ADRs with respect to which this Warrant is then being exercised.

B =          (x) the sum of the VWAP of the ADRs of each of the ten (10) Trading Days ending at the close of business on the Principal Market immediately prior to the time of exercise as set forth in the applicable Exercise Notice, divided by (y) ten (10).

C =          the Exercise Price then in effect for the applicable Warrant Shares at the time of such exercise multiplied by the number of Ordinary Shares underlying one ADR at the time of such exercise.

D =          the VWAP of the ADRs at the close of business on the Principal Market on the date of the delivery of the applicable Exercise Notice.

(e)                                  Disputes.  In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the number of Warrant Shares or ADRs to be issued pursuant to the terms hereof, the Company shall promptly issue to the Holder the number of ADRs that are not disputed and resolve such dispute in accordance with Section 13.

(f)                                   Limitations on Exercises.  Notwithstanding anything to the contrary contained in this Warrant, this Warrant shall not be exercisable by the Holder hereof to the extent (but only to the extent) that after giving effect to such exercise the Holder (together with any of its affiliates and any individual or entity that, together with the Holder, would form a “group” under Section 13(d) of the 1934 Act (as defined in the Securities Purchase Agreement)), would beneficially own in excess of 9.99% (the “Maximum Percentage”) of the Ordinary Shares. For purposes of the foregoing sentence, the number of Ordinary Shares beneficially owned by the Holder and its affiliates shall include the number of Ordinary Shares underlying ADSs issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of Ordinary Shares underlying ADSs which would be issuable upon (i) exercise of the remaining, nonexercised portion of this Warrant beneficially owned by the Holder or any of its Affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates. To the extent the above limitation applies, the determination of whether this Warrant shall be exercisable (vis-à-vis other convertible, exercisable or exchangeable securities owned by the Holder or any of its affiliates) and of which such securities shall be convertible, exercisable or exchangeable (as the case may be, as among all such securities owned by the Holder) shall, subject to such Maximum Percentage limitation, be determined on the basis of the first submission to the Company for conversion, exercise or exchange (as the case may be). No prior inability to exercise this Warrant pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of exercisability. For the purposes of this paragraph, beneficial ownership and all determinations and calculations (including, without limitation, with respect to calculations of percentage ownership) shall be determined in accordance with Section 13(d) of the 1934 Act and the rules and regulations promulgated thereunder. The provisions of this paragraph shall be implemented in a manner otherwise than in strict conformity with the terms of this paragraph to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Maximum Percentage beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such Maximum Percentage limitation. The limitations contained in this paragraph shall apply to a successor Holder of this Warrant. The holders of Ordinary Shares shall be third party beneficiaries of this paragraph and the Company may not waive this paragraph without the consent of holders of a majority of its Ordinary Shares. For any reason at any time, upon the written or oral request of the Holder, the Company shall within two (2) Business Days confirm orally and in writing (including by facsimile or e-mail) to the Holder the number of Ordinary Shares then outstanding, including by virtue of any prior conversion or exercise of convertible or exercisable securities into Ordinary Shares, including, without limitation, pursuant to this Warrant or securities issued pursuant to the Securities Purchase Agreement. By written notice to the Company, any Holder may increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% specified in such notice; provided that (i) any such increase will not be effective until the 61st day after such notice is delivered to the Company, and (ii) any such increase or decrease will apply only to the Holder sending such notice and not to any other holder of SPA Warrants.

(g)                                  Insufficient Authorized Shares.  The Company shall at all times (x) keep reserved for issuance under this Warrant a number of Ordinary Shares and ADSs at least equal to the maximum number of Ordinary Shares as shall be necessary to satisfy the Company’s obligation to issue Ordinary Shares hereunder (without regard to any limitation otherwise contained herein with respect to the number of Ordinary Shares that may be acquirable upon exercise of this Warrant) and (y) have available under one or more registration statement(s) on Form F-6 of the Company (collectively, the “ADS Registration Statement”), which ADS Registration Statement shall be effective and available for such issuance, the maximum number of ADRs issuable as evidence of the ADSs to be issued in exchange for such Warrant Shares hereunder (without regard to any limitation otherwise contained herein with respect to the number of Ordinary Shares that may be acquirable upon exercise of this Warrant). If, notwithstanding the foregoing, and not in limitation thereof, at any time while any of the SPA Warrants remain outstanding the Company does not have a sufficient number of authorized, unreserved and/or available Ordinary Shares to satisfy its obligation to reserve for issuance upon exercise of the SPA Warrants at least a number of Ordinary Shares (and such ADSs and ADRs available to be issued pursuant to the ADS Registration Statement (the “Required Reserve Amount”) equal to the number of Ordinary Shares, ADSs and ADRs as shall from time to time be necessary to effect the exercise of all of the SPA Warrants then outstanding (an “Authorized Share Failure”), then the Company shall immediately take all action reasonably necessary to, as applicable, increase the Company’s authorized Ordinary Shares to an amount sufficient to allow the Company to reserve the Required Reserve Amount of Ordinary Shares for all the SPA Warrants then outstanding and/or if sufficient ADSs or ADRs are not available to be issued pursuant to the ADS Registration Statement then in effect, take all necessary actions, including an amendment to the ADS Registration Statement, to increase the number of ADSs and/or ADRs available to an amount sufficient to allow the Company to reserve the Required Reserve Amount of ADSs and/or ADRs for all the SPA Warrants then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure with respect to Ordinary Shares, but in no event later than ninety (90) days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its shareholders for the approval of an increase in the number of authorized Ordinary Shares. In connection with such meeting, the Company shall provide each shareholder with a proxy statement and shall use its reasonable best efforts to solicit its shareholders’ approval of such increase in authorized Ordinary Shares and to cause its board of directors to recommend to the shareholders that they approve such proposal. In the event that the Company is prohibited from issuing Ordinary Shares, ADSs or ADRs upon an exercise of this Warrant due to the failure by the Company to have sufficient Ordinary Shares, ADSs or ADRs available out of the authorized but unissued Ordinary Shares or available ADSs or ADRs (such aggregate number of ADRs that are not issuable due to any such failures, the “Authorization Failure ADRs”), then upon such exercise, in lieu of delivering such Authorization Failure ADRs to the Holder, the Company shall pay cash in exchange for the cancellation of such portion of this Warrant exercisable into such Authorized Failure ADRs at a price equal to the sum of (i) the product of (x) such number of Authorization Failure ADRs and (y) the greatest Closing Sale Price of the ADRs on any Trading Day during the period commencing on the date the Holder delivers the applicable Exercise Notice with respect to such Authorization Failure ADRs to the Company and ending on the date immediately preceding the date of such issuance and payment under this Section 1(g) and (ii) to the extent the Holder purchases (in an open market transaction or otherwise) ADRs to deliver in satisfaction of a sale by the Holder of Authorization

Failure ADRs, any reasonable brokerage commissions and other reasonable out-of-pocket expenses, if any, of the Holder incurred in connection therewith.

(h)                                 Right to Receive Ordinary Shares.  Notwithstanding anything herein to the contrary, with respect to any exercise of this Warrant or other event in which the Company or any other Person shall be required to deliver ADSs or ADRs to the Holder in accordance herewith, at the option of the Holder (as evidenced by a written notice of the Holder to the Company), the Holder may elect to accept Ordinary Shares in lieu of such ADSs or ADRs with respect thereto; provided, that such election shall not apply to any other exercise or event hereunder except as explicitly set forth in such written notice.

(i)                                     Reset Exercise.

(i)                                     General.  The Company shall have the right, by delivery of written notice (the “Reset Exercise Notice”, and such notice date the “Reset Exercise Notice Date”, and such election, a “Reset Election”) to the Holder on any Trading Day during the five Trading Day period ending and including [            ]4, to permit the Holder to exercise this Warrant into Ordinary Shares represented by ADSs evidenced by ADRs at the Reset Exercise Price on any day during the period commencing on the Trading Day immediately following the Reset Exercise Notice Date through and including the Expiration Date (such period, the “Reset Exercise Eligibility Period”).

(ii)                                  Mechanics.  At any time during the Reset Exercise Eligibility Period, the Holder may voluntarily exercise this Warrant (with “Reset Exercise Price” replacing “Exercise Price” for all purposes hereunder with respect to such exercise of this Warrant) (each, a “Reset Exercise”) by designating in the Exercise Notice delivered pursuant to Section 1(a) that the Holder is electing to use the Reset Exercise Price for such Reset Exercise. Notwithstanding anything to the contrary in this Section 1(i), but subject to Section 1(f), if a Delivery Failure occurs with respect to such Reset Exercise, the Holder shall have the right to withdraw any such Exercise Notice with respect to such Reset Exercise and exercise this Warrant pursuant to Section 1(a) without regard to this Section 1(i).

2.  ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF WARRANT SHARES.  The Exercise Price and number of Warrant Shares issuable upon exercise of this Warrant are subject to adjustment from time to time as set forth in this Section 2.

(a)                                 Share Dividends and Splits.  Without limiting any provision of Section 2(b) or Section 4, if the Company, at any time on or after the date of the Securities Purchase Agreement, (i) pays a share dividend on one or more classes of its then outstanding Ordinary Shares or otherwise makes a distribution on any class of share capital that is payable in Ordinary Shares, (ii) subdivides (by any share split, share dividend, recapitalization or otherwise) one or more classes of its then-outstanding Ordinary Shares into a larger number of shares or (iii) combines (by combination, reverse share split or otherwise) one or more classes of its then outstanding Ordinary Shares into a smaller number of shares, then in each such case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of Ordinary Shares outstanding immediately before such event and of which the denominator shall be the number of Ordinary Shares outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination. If any event requiring an adjustment under this paragraph occurs during the period that an Exercise Price is calculated hereunder, then the calculation of such Exercise Price shall be adjusted appropriately to reflect such event.

4                                         Insert five month anniversary of the Issuance Date

(b)                                 Adjustment Upon Issuance of Ordinary Shares.  If and whenever on or after the date of the Securities Purchase Agreement, the Company issues or sells, or in accordance with this Section 2 is deemed to have issued or sold, any Ordinary Shares (including the issuance or sale of Ordinary Shares owned or held by or for the account of the Company, but excluding any Excluded Securities issued or sold or deemed to have been issued or sold) (each, a “Subsequent Placement”) for a consideration per share (the “New Issuance Price”) less than a price equal to the Exercise Price in effect immediately prior to such issue or sale or deemed issuance or sale (such Exercise Price then in effect is referred to as the “Applicable Price”) (the foregoing a “Dilutive Issuance”), then immediately after such Dilutive Issuance, the Exercise Price then in effect shall be reduced to an amount equal to the product of (A) the Exercise Price in effect immediately prior to such Dilutive Issuance and (B) the quotient determined by dividing (1) the sum of (I) the product derived by multiplying the Exercise Price in effect immediately prior to such Dilutive Issuance and the number of Ordinary Shares Deemed Outstanding immediately prior to such Dilutive Issuance plus (II) the net consideration, if any, received by the Company upon such Dilutive Issuance (as determined and, if applicable, adjusted, pursuant to Section 2(b)(iv) below), by (2) the product derived by multiplying (I) the Exercise Price in effect immediately prior to such Dilutive Issuance by (II) the sum of (x) the number of Ordinary Shares Deemed Outstanding immediately prior to such Dilutive Issuance and (y) the number of Ordinary Shares issued (or deemed issued in such Dilutive Issuance pursuant to Sections 2(b)(i) and 2(b)(ii) below, regardless of whether such Options or Convertible Securities are actually convertible or exercisable at such time, but excluding any Ordinary Shares issued (or deemed issued pursuant to Sections 2(b)(i) and 2(b)(ii) below) under any Secondary Securities (as defined below), if any). For all purposes of the foregoing (including, without limitation, determining the adjusted Exercise Price and consideration per share under this Section 2(b)), the following shall be applicable:

(i)                                     Issuance of Options.  If the Company in any manner grants or sells any Options and the lowest price per share (before giving effect to any anti-dilution adjustment) for which one Ordinary Share is issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option is less than the Applicable Price, then such Ordinary Share shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this Section 2(b)(i), the “lowest price per share for which one Ordinary Share is issuable upon the exercise of any such Options or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option” shall be equal to (1) the lower of (x) the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one Ordinary Share upon the granting or sale of such Option, upon exercise of such Option and upon conversion, exercise or exchange of any Convertible Security issuable upon exercise of such Option and (y) the lowest exercise price (before giving effect to any anti-dilution adjustment) set forth in such Option for which one Ordinary Share is issuable upon the exercise of any such Options or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option minus (2) the sum of all amounts paid or payable to the holder of such Option (or any other Person) upon the granting or sale of such Option, upon exercise of such Option and upon conversion, exercise or exchange of any Convertible Security issuable upon exercise of such Option plus the value of any other consideration, other than the Ordinary Shares received upon exercise pursuant to the terms thereof, received or receivable by, or benefit conferred on, the holder of such Option (or any other Person). For the avoidance of doubt, the fair market value of the portion of any such Option surrendered by a holder of an Option in exchange for one Ordinary Share in any cashless exercise or net share settlement shall be deemed to be the consideration received by the Company for such Ordinary Share issued upon exercise of such Option and shall be determined in accordance with Section 2(b)(iv) below. Except as contemplated below, no further adjustment of the Exercise Price shall be made upon the actual issuance of such Ordinary Shares or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Ordinary Shares upon conversion, exercise or exchange of such Convertible Securities.

(ii)                                  Issuance of Convertible Securities.  If the Company in any manner issues or sells any Convertible Securities and the lowest price per share (before giving effect to any anti-dilution adjustments) for which one Ordinary Share is issuable upon the conversion, exercise or exchange thereof is less than the Applicable Price, then such Ordinary Share shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this Section 2(b)(ii), the “lowest price per share for which one Ordinary Share is issuable upon the conversion, exercise or exchange thereof” shall be equal to (1) the lower of (x) the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to one Ordinary Share upon the issuance or sale of the Convertible Security and upon conversion, exercise or exchange of such Convertible Security (before giving effect to any anti-dilution adjustments) and (y) the lowest conversion price set forth in such Convertible Security for which one Ordinary Share is issuable upon conversion, exercise or exchange thereof (before giving effect to any anti-dilution adjustments) minus (2) the sum of all amounts paid or payable to the holder of such Convertible Security (or any other Person) upon the issuance or sale of such Convertible Security plus the value of any other consideration, other than the Ordinary Share received upon conversion pursuant to the terms thereof, received or receivable by, or benefit conferred on, the holder of such Convertible Security (or any other Person). Except as contemplated below, no further adjustment of the Exercise Price shall be made upon the actual issuance of such Ordinary Shares upon conversion, exercise or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of this Warrant has been or is to be made pursuant to other provisions of this Section 2(b), except as contemplated below, no further adjustment of the Exercise Price shall be made by reason of such issue or sale.

(iii)                               Change in Option Price or Rate of Conversion.  If the purchase or exercise price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exercisable or exchangeable for Ordinary Shares increases or decreases at any time, the Exercise Price in effect at the time of such increase or decrease shall be adjusted to the Exercise Price which would have been in effect at such time had such Options or Convertible Securities provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 2(b)(iii), if the terms of any Option or Convertible Security that was outstanding as of the date of issuance of this Warrant are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Ordinary Shares deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease. Notwithstanding the foregoing, no adjustment pursuant to this Section 2(b) shall be made with respect to any adjustment to the class of Ordinary Shares covered by Section 2(a) above or this Section 2(b) to the extent an analogous adjustment is made pursuant to the terms hereof. No adjustment pursuant to this Section 2(b) shall be made if such adjustment would result in an increase of the Exercise Price then in effect.

(iv)                              Calculation of Consideration Received.  If any Option and/or Convertible Security and/or Adjustment Right is issued in connection with the issuance or sale or deemed issuance or sale of any other securities of the Company (as determined by the Holder, the “Primary Security”, and such other securities, the “Secondary Securities”), together comprising one integrated transaction, the Primary Security issued or sold in such integrated transaction shall be deemed to have been issued for consideration equal to the difference of (A) the aggregate consideration received by the Company to purchase such Primary Security and the Secondary Securities, minus (B) the product of (x) solely with respect to the Secondary Securities, the sum of (I) the Black Scholes Consideration Value of such Option, if any, (II) the fair market value (as determined by the Holder) or the Black Scholes Consideration Value, as applicable, of such Adjustment Right, if any, and (III) the fair market value (as determined by the Holder) of such Convertible Security, if any, in each case, as determined on a per share basis in accordance with this Section 2(b)(iv) multiplied by (y) the aggregate number of Ordinary Shares issued (or deemed issued pursuant to Sections 2(b)(i) and 2(b)(ii) below, regardless of whether such Options or Convertible Securities are actually convertible or exercisable at such time) in such Dilutive Issuance pursuant to such Secondary Securities. If any Ordinary Shares, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor (for the purpose of determining the consideration paid for such Ordinary Shares, Option or Convertible Security, but not for the purpose of the calculation of the Black Scholes Consideration Value) will be deemed to be the net amount of consideration received by the Company therefor. If any Ordinary Shares, Options or Convertible Securities are issued or sold for a consideration other than cash (for the purpose of determining the consideration paid for such Ordinary Shares, Option or Convertible Security, but not for the purpose of the calculation of the Black Scholes Consideration Value), the amount of such consideration received by the Company will be the fair value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Company for such securities will be the arithmetic average of the VWAPs of such security for each of the five (5) Trading Days immediately preceding the date of receipt. If any Ordinary Shares, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity (for the purpose of determining the consideration paid for such Ordinary Shares, Option or Convertible Security, but not for the purpose of the calculation of the Black Scholes Consideration Value), the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Ordinary Shares, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or publicly traded securities (for the purpose of determining the consideration paid for such Ordinary Shares, Option or Convertible Security, but not for the purpose of the calculation of the Black Scholes Consideration Value) will be determined jointly by the Company and the Holder. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Trading Days after the tenth (10th) day following such Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Holder. The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

(v)                                 Record Date.  If the Company takes a record of the holders of Ordinary Shares for the purpose of entitling them (A) to receive a dividend or other distribution payable in Ordinary Shares, ADSs, Options or in Convertible Securities or (B) to subscribe for or purchase Ordinary Shares, ADSs, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the Ordinary Shares deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase (as the case may be).

(c)                                  Number of Warrant Shares.  Simultaneously with any adjustment to the Exercise Price pursuant to paragraph (a) of this Section 2, the number of Warrant Shares that may be purchased upon exercise of this Warrant shall be increased or decreased proportionately, so that after such adjustment the aggregate Exercise Price payable hereunder for the adjusted number of Warrant Shares shall be the same as the aggregate Exercise Price in effect immediately prior to such adjustment (without regard to any limitations on exercise contained herein). Simultaneously with any Forced Exercise or Reset Election, the remaining number of Warrant Shares that may then be purchased upon exercise of this Warrant shall be increased proportionately, so that after such Forced Exercise or Reset Election, as applicable, the aggregate Forced Exercise Price or Reset Exercise Price, as applicable, payable hereunder for the adjusted number of Warrant Shares shall be the same as the aggregate Exercise Price in effect immediately prior to such Forced Exercise or Reset Election, as applicable, (without regard to any limitations on exercise contained herein).

(d)                                 Holder’s Right of Alternative Exercise Price Following Issuance of Certain Options or Convertible Securities.  In addition to and not in limitation of the other provisions of this Section 2, if the Company in any manner issues or sells any Options or Convertible Securities after the Subscription Date that are convertible into or exchangeable or exercisable for Ordinary Shares at a price which varies or may vary with the market price of the Common Shares, including by way of one or more reset(s) to a fixed price, but exclusive of such formulations reflecting customary anti-dilution provisions (such as share splits, share combinations, share dividends and similar transactions) and customary “change of control” or similar share make-whole provisions (each of the formulations for such variable price being herein referred to as, the “Variable Price”), the Company shall provide written notice thereof via facsimile and e-mail to the Holder on the date of issuance of such Convertible Securities or Options. From and after the date the Company issues any such Convertible Securities or Options with a Variable Price, the Holder shall have the right, but not the obligation, in its sole discretion to substitute the Variable Price for the Exercise Price upon exercise of this Warrant by designating in the Exercise Notice delivered upon any exercise of this Warrant that solely for purposes of such exercise the Holder is relying on the Variable Price rather than the Exercise Price then in effect. The Holder’s election to rely on a Variable Price for a particular exercise of this Warrant shall not obligate the Holder to rely on a Variable Price for any future exercises of this Warrant.

(e)                                  ADS and ADRs.  For the purpose of this Section 2, any ADS and ADRs issued or issuable (or deemed issued or issuable) in connection with any issuance of Ordinary Shares, Options or Convertible Securities, as applicable, shall be evaluated solely based on any underlying Ordinary Shares as if such underlying Ordinary Shares had never been exchanged for ADSs represented by ADRs in connection therewith.

(f)                                   Calculations.  All calculations under this Section 2 shall be made by rounding to the nearest cent or the nearest 1/100th of a share, as applicable. The number of Ordinary Shares outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Ordinary Shares.

(g)                                  [INTENTIONALLY OMITTED]

3.  RIGHTS UPON DISTRIBUTION OF ASSETS.  Except with respect to any dividend or other distribution covered by Section 2(a) above, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of Ordinary Shares or ADSs, by way of return of capital or otherwise (including, without limitation, any distribution of cash, share or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of Ordinary Shares and/or ADSs, as applicable, acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, the Maximum Percentage) immediately before the date on which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of Ordinary Shares and/or ADSs are to be determined for the participation in such Distribution (provided, however, to the extent that the

Holder’s right to participate in any such Distributions would result in the Holder exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Distribution to such extent (or the beneficial ownership of any such Ordinary Shares and/or ADSs as a result of such Distribution to such extent) and such Distribution to such extent shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Maximum Percentage).

4.                                      PURCHASE RIGHTS; FUNDAMENTAL TRANSACTIONS.

(a)           Purchase Rights.  Except with respect to any dividend or other distribution covered by Sections 2(a) or 3 above, if at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase share, warrants, securities or other property pro rata to the record holders of any class of Ordinary Shares or ADSs (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of Ordinary Shares and/or ADSs, as applicable, acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, the Maximum Percentage) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Ordinary Shares and/or ADSs are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such Ordinary Shares and/or ADSs as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Maximum Percentage).

(b)           Assumption Fundamental Transactions; Change of Control Events.  The Company shall not enter into or be party to a Fundamental Transaction (other than a Change of Control) (an “Assumption Fundamental Transaction”) unless the Successor Entity (if the Successor Entity is not the Company) assumes in writing all of the obligations of the Company under this Warrant and the other Transaction Documents (as defined in the Securities Purchase Agreement) in accordance with the provisions of this Section 4(b), including agreements to deliver to the Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant, including, without limitation, which is exercisable for a corresponding number of shares of share capital equivalent to the Ordinary Shares represented by ADSs acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction (other than a Change of Control), and with an exercise price which applies the exercise price hereunder to such shares of share capital (but taking into account the relative value of the Ordinary Shares and related ADSs pursuant to such Assumption Fundamental Transaction and the value of such shares of share capital, such adjustments to the number of shares of share capital and such exercise price being for the purpose of protecting the economic value of this Warrant immediately prior to the consummation of such Fundamental Transaction (other than a Change of Control)). Upon the consummation of each Fundamental Transaction (other than a Change of Control), the Successor Entity (if the Successor Entity is not the Company) shall succeed to, and be substituted for (so that from and after the date of the applicable Fundamental Transaction (other than a Change of Control), the provisions of this Warrant and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein. Upon consummation of each Fundamental Transaction (other than a Change of Control), the Successor Entity (if the Successor Entity is not the

Company) shall deliver to the Holder confirmation that there shall be issued upon exercise of this Warrant at any time after the consummation of the applicable Fundamental Transaction (other than a Change of Control), in lieu of the Ordinary Shares or ADSs (or other securities, cash, assets or other property (except such items still issuable under Sections 3 and 4(a) above, which shall continue to be receivable thereafter, mutatis mutandis to give effect to the Change of Control)) issuable upon the exercise of this Warrant prior to the applicable Fundamental Transaction (other than a Change of Control), such shares of common stock (or its equivalent) of the Successor Entity (including its Parent Entity) which the Holder would have been entitled to receive upon the happening of the applicable Assumption Fundamental Transaction had this Warrant been exercised immediately prior to the applicable Assumption Fundamental Transaction (without regard to any limitations on the exercise of this Warrant), as adjusted in accordance with the provisions of this Warrant. Notwithstanding the foregoing, and without limiting Section 1(e) hereof, the Holder may elect, at its sole option, by delivery of written notice to the Company to waive this Section 4(b) to permit the Assumption Fundamental Transaction without the assumption of this Warrant. Prior to the consummation of any Change of Control pursuant to which holders of Ordinary Shares or ADSs are entitled to receive securities or other assets with respect to or in exchange for Ordinary Shares or ADSs (a “Change of Control Event”), the Company shall make appropriate provision to ensure that the Holder will thereafter have the right to receive upon an exercise of this Warrant at any time after the consummation of the applicable Change of Control but prior to the Expiration Date, in lieu of the shares of the Ordinary Shares or ADSs (or other securities, cash, assets or other property (except such items still issuable under Sections 3 and 4(a) above, which shall continue to be receivable thereafter)) issuable upon the exercise of the Warrant prior to such Change of Control, such shares of share, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights) which the Holder would have been entitled to receive upon the happening of the applicable Change of Control had this Warrant been exercised immediately prior to the applicable Change of Control (without regard to any limitations on the exercise of this Warrant). Provision made pursuant to the preceding sentence shall be in a form and substance reasonably satisfactory to the Holder (it being understood that the Holder’s consent thereto shall not be unreasonably withheld or delayed).

(c)           Black Scholes Value.  Notwithstanding the foregoing and the provisions of Section 4(b) above, at the request of the Holder delivered at any time commencing on the earliest to occur of (x) the public disclosure of any Change of Control, (y) the consummation of any Change of Control and (z) the Holder first becoming aware of any Change of Control through the date later of (A) the Trading Day immediately prior to the date of consummation of such Change of Control and (B) ninety (90) days after the public disclosure of the consummation of such Change of Control by the Company pursuant to a Current Report on Form 6-K filed with the SEC, the Company or the Successor Entity (as the case may be) shall purchase this Warrant from the Holder on the date of the consummation of such Change of Control (or, if such request is delivered after the date of consummation of such Change of Control, on the fifth (5th) Trading Day after the date of such request) by paying to the Holder cash in an amount equal to the Black Scholes Value.

(d)           Application.  The provisions of this Section 4 shall apply similarly and equally to successive Fundamental Transactions and Change of Control Events and shall be applied as if this Warrant (and any such subsequent warrants) were fully exercisable and without regard to any limitations on the exercise of this Warrant (provided that the Holder shall continue to be entitled to the benefit of the Maximum Percentage, applied however with respect to shares of share capital registered under the 1934 Act and thereafter receivable upon exercise of this Warrant (or any such other warrant)).

5.  NONCIRCUMVENTION.  The Company hereby covenants and agrees that the Company will not, by amendment of its Articles of Association (as defined in the Securities Purchase Agreement) or other governing documents or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all the provisions of this Warrant and take all reasonably necessary action as may be required to protect the rights of the Holder. Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any Ordinary Shares or ADSs receivable upon the exercise of this Warrant above the Exercise Price then in effect, (ii) shall not adjust the ratio of ADSs represented by an ADR or the ratio of Ordinary Shares represented by ADSs and ADRs, (iii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable Ordinary Shares and ADSs evidenced by ADRs upon the exercise of this Warrant, and (iii) shall, so long as any of the SPA Warrants are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued Ordinary Shares, solely for the purpose of effecting the exercise of the SPA Warrants, the maximum number of Ordinary Shares and ADSs evidenced by ADRs as shall from time to time be necessary to effect the exercise of the SPA Warrants then outstanding (without regard to any limitations on exercise).

6.  WARRANT HOLDER NOT DEEMED A STOCKHOLDER.   Except as otherwise specifically provided herein, the Holder, solely in its capacity as a holder of this Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in its capacity as the Holder of this Warrant, any of the rights of a shareholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of share, reclassification of share, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares which it is then entitled to receive upon the due exercise of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a shareholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company. Notwithstanding this Section 6, the Company shall provide the Holder with copies of the same notices and other information given to the shareholders of the Company generally, to the extent such notices and other information are not filed with or furnished to the Securities and Exchange Commission, contemporaneously with the giving thereof to the shareholders.

7.                                     REISSUANCE OF WARRANTS.

(a)           Transfer of Warrant.  If this Warrant is to be transferred, the Holder shall surrender this Warrant to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Warrant (in accordance with Section 7(d)), registered as the Holder may request, representing the right to purchase the number of Warrant Shares being transferred by the Holder and, if less than the total number of Warrant Shares then underlying this Warrant are being transferred, a new Warrant (in accordance with Section 7(d)) to the Holder representing the right to purchase the number of Warrant Shares not being transferred. Notwithstanding anything herein to the contrary, until a transferee of this Warrant (or any portion thereof) other than the Company has entered into a joinder agreement to the Securities Purchase Agreement, pursuant to which such transferee agrees to abide by the covenants and limitations applicable to the Holder set for the in the Securities Purchase Agreement (including, without limitation, Section 4(t) thereof), this Warrant may not be exercised by such transferee.

(b)           Lost, Stolen or Mutilated Warrant.  Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company shall execute and deliver to the Holder a new Warrant (in accordance with Section 7(d)) representing the right to purchase the Warrant Shares then underlying this Warrant.

(c)           Exchangeable for Multiple Warrants.  This Warrant is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Warrant or Warrants (in accordance with Section 7(d)) representing in the aggregate the right to purchase the number of Warrant Shares then underlying this Warrant, and each such new Warrant will represent the right to purchase such portion of such Warrant Shares as is designated by the Holder at the time of such surrender; provided, however, no warrants for fractional Ordinary Shares shall be given.

(d)           Issuance of New Warrants.  Whenever the Company is required to issue a new Warrant pursuant to the terms of this Warrant, such new Warrant (i) shall be of like tenor with this Warrant, (ii) shall represent, as indicated on the face of such new Warrant, the right to purchase the Warrant Shares then underlying this Warrant (or in the case of a new Warrant being issued pursuant to Section 7(a) or Section 7(c), the Warrant Shares designated by the Holder which, when added to the number of Ordinary Shares underlying the other new Warrants issued in connection with such issuance, does not exceed the number of Warrant Shares then underlying this Warrant), (iii) shall have an issuance date, as indicated on the face of such new Warrant which is the same as the Issuance Date, and (iv) shall have the same rights and conditions as this Warrant.

8.  NOTICES.  Whenever notice is required to be given under this Warrant, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the Securities Purchase Agreement. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Warrant, including in reasonable detail a description of such action and the reason therefor. Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) promptly following each adjustment of the Exercise Price and the number of Warrant Shares, setting forth in reasonable detail, and certifying, the calculation of such adjustment(s) and (ii) at least fifteen (15) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Ordinary Shares or ADSs, (B) with respect to any grants, issuances or sales of any Options, Convertible Securities or rights to purchase shares, warrants, securities or other property to holders of Ordinary Shares or ADSs, in each case, as a class or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder and (iii) at least ten (10) Trading Days prior to the consummation of any Fundamental Transaction. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Company or any of its Subsidiaries, the Company shall simultaneously file such notice with the SEC (as defined in the Securities Purchase Agreement) pursuant to a Current Report on Form 6-K. It is expressly understood and agreed that the time of execution specified by the Holder in each Exercise Notice shall be definitive and may not be disputed or challenged by the Company absent manifest error.

9.  AMENDMENT AND WAIVER.  Except as otherwise provided herein, the provisions of this Warrant (other than Section 1(f)) may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Holder. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

10.  SEVERABILITY.  If any provision of this Warrant is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Warrant so long as this Warrant as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

11.  GOVERNING LAW.  This Warrant shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Warrant shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. The Company hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to the Holder or to enforce a judgment or other court ruling in favor of the Holder. THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS WARRANT OR ANY TRANSACTION CONTEMPLATED HEREBY.

12.  CONSTRUCTION; HEADINGS.  This Warrant shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any Person as the drafter hereof. The headings of this Warrant are for convenience of reference and shall not form part of, or affect the interpretation of, this Warrant. Terms used in this Warrant but defined in the other Transaction Documents shall have the meanings ascribed to such terms on the Subscription Date in such other Transaction Documents unless otherwise consented to in writing by the Holder.

13.  DISPUTE RESOLUTION.  In the case of a dispute as to the determination of any Market Price, the Reset Exercise Price, the Forced Exercise Price, the Exercise Price, the Closing Bid Price, the Closing Sale Price or fair market value or the arithmetic calculation of the number of Warrant Shares and/or ADRs (as the case may be), the Company or the Holder (as the case may be) shall submit the disputed determinations or arithmetic calculations (as the case may be) via facsimile (i) within two (2) Business Days after receipt of the applicable notice giving rise to such dispute to the Company or the Holder (as the case may be) or (ii) if no notice gave rise to such dispute, at any time after the Holder learned of the circumstances giving rise to such dispute (including, without limitation, as to whether any issuance or sale or deemed issuance or sale was an issuance or sale or deemed issuance or sale of Excluded Securities). If the Holder and the Company are unable to agree upon such determination or calculation (as the case may be) of any Market Price, the Reset Exercise Price, the Forced Exercise Price, the Exercise Price, the Closing Sale Price or fair market value or the number of Warrant Shares and/or ADRs (as the case may be) within three (3) Business Days of such disputed determination or arithmetic calculation being submitted to the Company or the Holder (as the case may be), then the Company shall, within two (2) Business Days submit via facsimile (a) the disputed determination of the Market Price, the Reset Exercise Price, the Forced Exercise Price, the Exercise

Price, the Closing Bid Price, the Closing Sale Price or fair market value (as the case may be) to an independent, reputable investment bank selected by the Company and approved by the Holder or (b) the disputed arithmetic calculation of the number of Warrant Shares and/or ADRs to the Company’s independent, outside accountant. The Company shall cause at its expense the investment bank or the accountant (as the case may be) to perform the determinations or calculations (as the case may be) and notify the Company and the Holder of the results no later than ten (10) Business Days from the time it receives such disputed determinations or calculations (as the case may be). Such investment bank’s or accountant’s determination or calculation (as the case may be) shall be binding upon all parties absent demonstrable error.

14.  REMEDIES, CHARACTERIZATION, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF.  The remedies provided in this Warrant shall be cumulative and in addition to all other remedies available under this Warrant and the other Transaction Documents, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of the Holder to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Warrant. The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein (it being understood that nothing contained herein is intended to affect the Company’s ability to comply with applicable accounting or tax standards, rules, regulations or pronouncements, in each case as it shall deem appropriate or advisable). Amounts set forth or provided for herein with respect to payments, exercises and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holder of this Warrant shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required. The Company shall provide all information and documentation to the Holder that is reasonably requested by the Holder to enable the Holder to confirm the Company’s compliance with the terms and conditions of this Warrant (including, without limitation, compliance with Section 2 hereof). The issuance of shares and certificates for shares as contemplated hereby upon the exercise of this Warrant shall be made without charge to the Holder or such shares for any issuance tax or other costs in respect thereof, provided that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than the Holder or its agent on its behalf.

15.  TRANSFER.  This Warrant may be offered for sale, sold, transferred or assigned without the consent of the Company.

16.  CERTAIN DEFINITIONS.  For purposes of this Warrant, the following terms shall have the following meanings:

(a)           [INTENTIONALLY OMITTED]

(b)           [INTENTIONALLY OMITTED]

(c)           “Adjustment Right” means any right granted with respect to any securities issued in connection with, or with respect to, any issuance or sale (or deemed issuance or sale in accordance with Section 2) of Ordinary Shares and/or ADSs (other than rights of the type described in Section 3 and 4 hereof) that could result in a decrease in the net consideration received by the Company in connection with, or with respect to, such securities (including, without limitation, any cash settlement rights, cash adjustment or other similar rights).

(d)           “Approved Stock Plan” means any employee benefit plan which has been approved by the board of directors of the Company prior to or subsequent to the date hereof pursuant to which Ordinary Shares, ADSs, standard options to purchase Ordinary Shares and/or ADSs, stock and/or ADS appreciation rights, restricted stock and/or ADS units and/or similar equity compensation benefits may be issued to any employee, officer, consultant or director for services provided to the Company or any Subsidiary in their capacity as such.

(e)           “Black Scholes Consideration Value” means the value of the applicable Option, Convertible Security or Adjustment Right (as the case may be) as of the date of issuance thereof calculated using the Black Scholes Option Pricing Model obtained from the “OV” function on Bloomberg utilizing (i) an underlying price per Ordinary Share equal to the quotient of (x) the Closing Sale Price of the ADRs on the Trading Day immediately preceding the public announcement of the execution of definitive documents with respect to the issuance of such Option or Convertible Security (as the case may be) divided by (y) the number of Ordinary Shares underlying one (1) ADR as of the Trading Day immediately preceding the public announcement of the execution of definitive documents with respect to the issuance of such Option or Convertible Security (as the case may be), (ii) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of such Option, Convertible Security or Adjustment Right (as the case may be) as of the date of issuance of such Option, Convertible Security or Adjustment Right (as the case may be), (iii) a zero cost of borrow and (iv) an expected volatility equal to the greater of 80% and the 30 day volatility obtained from the HVT function on Bloomberg (determined utilizing a 365 day annualization factor) as of the Trading Day immediately following the date of issuance of such Option, Convertible Security or Adjustment Right (as the case may be).

(f)            “Black Scholes Value” means the value of the unexercised portion of this Warrant remaining on the date of the Holder’s request pursuant to Section 4(c), which value is calculated using the Black Scholes Option Pricing Model obtained from the “OV” function on Bloomberg utilizing (i) an underlying price per Ordinary Share equal to the quotient of (x) the greater of (1) the highest Closing Sale Price of the ADRs during the period beginning on the Trading Day immediately preceding the announcement of the applicable Change of Control (or the consummation of the applicable Change of Control, if earlier) and ending on the Trading Day of the Holder’s request pursuant to Section 4(c) and (2) the sum of the price per ADR being offered in cash in the applicable Change of Control (if any) plus the value of the non-cash consideration being offered in the applicable Change of Control (if any), divided by (y) the number of Ordinary Shares underlying one (1) ADR as of the Trading Day of the Holder’s request pursuant to Section 4(c), (ii) a strike price equal to the Exercise Price in effect on the date of the Holder’s request pursuant to Section 4(c), (iii) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the greater of (1) the remaining term of this Warrant as of the date of the Holder’s request pursuant to Section 4(c) and (2) the remaining term of this Warrant as of the date of consummation of the applicable Change of Control or as of the date of the Holder’s request pursuant to Section 4(c) if such request is prior to the date of the consummation of the applicable Change of Control, (iv) a zero cost of borrow and (v) an expected volatility equal to the greater of 80% and the 30 day volatility obtained from the HVT function on Bloomberg (determined utilizing a 365 day annualization factor) as of the Trading Day immediately following the earliest to occur of (x) the public disclosure of the applicable Change of Control, (y) the consummation of the applicable Change of Control and (z) the date on which the Holder first became aware of the applicable Change of Control. For purposes of any given date of determination with respect to this definition occurring prior to the Adjustment Time, each of the adjustments to occur at the Adjustment Time hereunder shall be deemed to have occurred on the Trading Day immediately prior to such date of determination, mutatis mutandis.

(g)           “Bloomberg” means Bloomberg, L.P.

(h)           “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York, the Cayman Islands or Shanghai are authorized or required by law to remain closed.

(i)            “Change of Control” means any Fundamental Transaction other than (i) any consolidation or merger of the Company or any of its, direct or indirect, wholly-owned Subsidiaries with or into any of the foregoing Persons, (ii) any reorganization, recapitalization or reclassification of the Ordinary Shares and/or ADSs in which holders of the Company’s voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, are, in all material respects, the holders of the voting power of the surviving entity (or entities with the authority or voting power to elect the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities) after such reorganization, recapitalization or reclassification, (iii) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company or any of its Subsidiaries, (iv) any Fundamental Transaction described in clauses (1) or (2) of the definition thereof involving any Subsidiary of the Company that is not a “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X) (other than a series of related transactions), (v) any Fundamental Transaction with respect to JA (Hefei) Renewable Energy Co., Ltd. (Hefei, China) or Hefei JA Solar Technology Co., Ltd. (Hefei, China) or (vi) any Fundamental Transaction with respect to a Subsidiary formed for the purpose of developing a project, which Subsidiary is intended to be sold in connection with the sale of such project.

(j)            “Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price (as the case may be) then the last bid price or last trade price, respectively, of such security prior to 4:00:00 p.m., New York City time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over- the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by OTC Markets Group Inc. (formerly Pink Sheets LLC). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price (as the case may be) of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved in accordance with the procedures in Section 13. All such determinations shall be appropriately adjusted for any share dividend, share split, share combination or other similar transaction during such period.

(k)           “Convertible Securities” means any shares or other security (other than Options) that is at any time and under any circumstances, directly or indirectly, convertible into, exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any Ordinary Shares or ADSs.

(l)            “Eligible Market” means The New York Stock Exchange, the NYSE MKT, the Nasdaq Global Market, the Nasdaq Capital Market or the Principal Market.

(m)          “Equity Conditions” means: (i) on each day during the period beginning twenty-one Trading Days prior to the applicable date of determination and ending on and including the applicable date of determination (the “Equity Conditions Measuring Period”), the ADRs shall have been listed or designated for quotation (as applicable) on an Eligible Market and shall not have been suspended from trading on an Eligible Market (other than suspensions of not more than two (2) days and occurring prior to the applicable date of determination due to business announcements by the Company) nor shall delisting or suspension by an Eligible Market be pending in writing by such Eligible Market; (ii) on each day during the Equity Conditions Measuring Period, the Company shall have delivered all Warrant Shares issuable upon exercise of this Warrant and ADRs and Ordinary Shares issuable upon exercise or conversion, as applicable, of any other Option or Convertible Security held by the Holder on a timely basis pursuant to the applicable provisions hereof; (iii) any Warrant Shares to be issued in connection with the event requiring determination may be issued in full without violating the rules or regulations of the Eligible Market on which ADRs are then listed or designated for quotation (as applicable); (iv) on each day during the Equity Conditions Measuring Period, no public announcement of a pending, proposed or intended Fundamental Transaction shall have occurred which has not been abandoned, terminated or consummated; (v) the Holder shall not be in possession of any material, non-public information provided to the Holder by the Company, any of its affiliates or any of their respective officers, employees, directors, representatives, agents or the like; (vi) on each day during the Equity Conditions Measuring Period, the Company shall not be in breach of any material term or condition of this Warrant and (vii) on each day during the Equity Conditions Measuring Period, there shall not be any Volume Failure or any Price Failure.

(n)           “Equity Conditions Failure” means, with respect to a particular date of determination, that on any day during the period commencing twenty (20) Trading Days immediately prior to such date of determination, the Equity Conditions have not been satisfied (or waived in writing by the Holder).

(o)           “Excluded Securities” means (i) Ordinary Shares or ADRs or standard options to purchase Ordinary Shares or ADRs issued to directors, consultants, officers or employees of the Company or any Subsidiary in their capacity as such pursuant to an Approved Share Plan (as defined above); (B) Ordinary Shares or ADRs issued upon the conversion or exercise of Convertible Securities (other than standard options to purchase Ordinary Shares or ADRs issued pursuant to an Approved Share Plan that are covered by clause (i) above) issued prior to the date hereof, provided that the conversion price of any such Convertible Securities (other than standard options to purchase Ordinary Shares or ADRs issued pursuant to an Approved Share Plan that are covered by clause (i) above) is not lowered, none of such Convertible Securities (other than standard options to purchase Ordinary Shares or ADRs issued pursuant to an Approved Share Plan that are covered by clause (i) above) are amended to increase the number of shares issuable thereunder and none of the terms or conditions of any such Convertible Securities (other than standard options to purchase Ordinary Shares or ADRs issued pursuant to an Approved Share Plan that are covered by clause (i) above) are otherwise materially changed in any manner that adversely affects any of the Buyers; (C) the Purchased Shares (as defined in the Securities Purchase Agreement), (D) the Ordinary Shares issuable upon exercise of the SPA Warrants and (E) the ADR Securities (as defined in the Securities Purchase Agreement).

(p)           “Expiration Date” means [                        ]5 or, if such date falls on a day on which trading does not take place on the Principal Market (a “Holiday”), the next date that is not a Holiday.

(q)           [INTENTIONALLY OMITTED]

(r)            [INTENTIONALLY OMITTED]

(s)            “Fundamental Transaction” means that (i) the Company or any of its Subsidiaries shall, directly or indirectly, in one or more related transactions, (1) consolidate or merge with or into (whether or not the Company or any of its Subsidiaries is the surviving corporation) any other Person, or (2) sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of its

5                                         Insert six month anniversary of the Issuance Date

respective properties or assets to any other Person, or (3) allow any other Person to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of Voting Shares of the Company (not including any shares of Voting Shares of the Company held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (4) consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with any other Person whereby such other Person acquires more than 50% of the outstanding shares of Voting Shares of the Company (not including any shares of Voting Shares of the Company held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination), or (ii) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the 1934 Act and the rules and regulations promulgated thereunder) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding Voting Shares of the Company.

(t)            “Market Price” means, for any given date, the VWAP of the ADRs of such Trading Day immediately preceding such given date (the “Market Price Measuring Date”).

(u)           [Intentionally Omitted]

(v)           “Options” means any rights, warrants or options to subscribe for or purchase Ordinary Shares, ADSs or Convertible Securities.

(w)          “Ordinary Shares” means (i) the Company’s ordinary shares, $0.0001 par value per share, and (ii) any share capital into which such ordinary shares shall have been changed or any share capital resulting from a reclassification of such ordinary shares.

(x)           “Ordinary Shares Deemed Outstanding” means, at any given time, the number of Ordinary Shares actually outstanding at such time (including, without limitation, any Ordinary Shares underlying any ADSs outstanding at such time), but excluding any Ordinary Shares and ADSs owned or held by or for the account of the Company.

(y)           “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common equity or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(z)           “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

(aa)         “Principal Market” means the Nasdaq Global Select Market.

(bb)         “Price Failure” means, with respect to a particular date of determination, the VWAP of ADRs on any Trading Day during the fifteen (15) consecutive Trading Day period ending on the Trading Day immediately preceding such date of determination fails to exceed $5.00 (as adjusted for any stock splits, shares dividends, shares combinations, recapitalizations or other similar transactions). All such determinations to be appropriately adjusted for any shares splits, shares dividends, shares combinations, recapitalizations or other similar transactions during such Price Failure Measuring Period.

(cc)         “Reset Exercise Price” means, with respect to any Reset Exercise that price which shall be the quotient of (X) the lower of (i) the applicable Exercise Price as in effect on the Reset Exercise Notice Date and (ii) 94% of the Market Price of the ADRs on the Reset Exercise Notice Date, divided by

20

(Y) the number of Ordinary Shares underlying one (1) ADR as of the applicable Market Price Measuring Date.

(dd)         “Series A-1 Warrants” has the meaning ascribed to such term in the Securities Purchase Agreement, and shall include all Series A-1 Warrants issued in exchange therefor or replacement thereof.

(ee)         “Series A-2 Warrants” has the meaning ascribed to such term in the Securities Purchase Agreement, and shall include all Series A-2 Warrants issued in exchange therefor or replacement thereof.

(ff)          “Series A-3 Warrants” has the meaning ascribed to such term in the Securities Purchase Agreement, and shall include all Series A-3 Warrants issued in exchange therefor or replacement thereof.

(gg)         “Series B Warrants” has the meaning ascribed to such term in the Securities Purchase Agreement, and shall include all Series B Warrants issued in exchange therefor or replacement thereof.

(hh)         “Subsidiary” means any Person in which the Company, directly or indirectly, (i) owns any of the outstanding share capital or holds any equity or similar interest of such Person or (ii) controls or operates all or any part of the business, operations or administration of such Person, and all of the foregoing.

(ii)           “Successor Entity” means the Person (or, if applicable, the Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or the Person (or, if applicable, the Parent Entity) with which such Fundamental Transaction shall have been entered into.

(jj)           “Trading Day” means any day on which the ADRs are traded on the Principal Market, or, if the Principal Market is not the principal trading market for the ADRs, then on the principal securities exchange or securities market on which the ADRs are then traded, provided that “Trading Day” shall not include any day on which the ADRs are scheduled to trade on such exchange or market for less than 4.5 hours or any day that the ADRs are suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time).

(kk)         “Volume Failure” means, with respect to a particular date of determination, that the aggregate daily dollar trading volume (as reported on Bloomberg) of the ADRs on the Eligible Market on which ADRs are listed or designated for quotation on any of the twenty (20) Trading Days with the highest such aggregate daily trading volume during the thirty (30) consecutive Trading Day period ending on the Trading Day immediately preceding such date of determination is less than $8,000,000.

(ll)           “Voting Shares” of a Person means share capital of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time share capital of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

(mm)      “VWAP” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market (or, if the Principal Market is not the principal trading market for such security, then on the principal securities exchange or securities market on which such security is then traded) during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by OTC Markets Group Inc. (formerly Pink Sheets LLC). If VWAP cannot be calculated for such security on such date on any of the foregoing bases, the VWAP of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved in accordance with the procedures in Section 13. All such determinations shall be appropriately adjusted for any share dividend, share split, share combination or other similar transaction during such period.

17.                               FORCED EXERCISE.

(a)           General.  If a Reset Election has occurred hereunder, so long as (i) the Registration Statement shall be effective and available for the issuance to the Holder of all of the Warrant Shares then issuable hereunder (without regard to any limitations on exercise set forth herein), (ii) the ADS Registration Statement shall be available for the issuance to the Holder of ADSs evidenced by ADRs to be issued upon any issuance of the Warrant Shares then issuable hereunder (without regard to any limitations on exercise set forth herein), in each case, on each Trading Day during the Reset Exercise Eligibility Period and (iii) no Equity Conditions Failure shall exist (collectively, the “Forced Exercise Conditions”), then on the Expiration Date, the Company shall have the right to require the Holder to exercise all, or any part, of this Warrant for all of the then-remaining Warrant Shares in accordance with Section 1 hereof (the “Forced Exercise”) at the Forced Exercise Price.

(b)           Mechanics.  If a Reset Election has occurred hereunder and the Forced Exercise Conditions have been satisfied, the Company may exercise its right to require a Forced Exercise on one occasion by delivering, on or after the tenth (10th) Trading Day prior to the Expiration Date and on or prior to the fifth (5th) Trading Day prior to the Expiration Date, a written notice thereof by facsimile and e-mail to the Holder (the “Forced Exercise Notice” and the date the Holder receives such notice by facsimile is referred to as the “Forced Exercise Notice Date”). Except as set forth below, the Forced Exercise Notice shall be irrevocable. The Forced Exercise Notice shall (1) state that the Company is electing to effect a Forced Exercise on the Expiration Date (the “Forced Exercise Date”), (2) state the number of Warrant Shares to be exercised by the Holder on the Forced Exercise Date (subject to any adjustments thereto pursuant to Section 2 that may occur prior to the Forced Exercise Date), and (3) contain a certification from an officer or director of the Company that the Forced Exercise Conditions shall have been satisfied as of the Forced Exercise Notice Date. After the close of the Principal Market on the Trading Day immediately prior to the Forced Exercise Date, the parties shall cooperate to determine (x) the Forced Exercise Price and (y) the Aggregate Exercise Price with respect thereto. If the Company has elected a Forced Exercise, the mechanics of exercise set forth in Section 1 (with “Forced Exercise Price” replacing “Exercise Price” for all purposes hereunder with respect to such exercise of this Warrant) shall apply, to the extent applicable, as if the Company had received from the Holder on the Forced Exercise Date an Exercise Notice with respect to the number of Warrant Shares subject to the Forced Exercise as set forth in such Forced Exercise Notice. If the Company fails to meet any of the Forced Exercise Conditions on the Forced Exercise Date, the Company shall delivery a written notice to the Holder of such failure and, unless such failure is waived by the Holder (or, in the case of a Price Failure, unless such failure is waived by both the Holder and the Company), such Forced Exercise Notice shall be null and void and the Company shall not be permitted to effect a Forced Exercise hereunder.

[signature page follows]

IN WITNESS WHEREOF, the Company has caused this Series A-2 Warrant to Purchase Ordinary Shares Represented by American Depositary Shares to be duly executed as of the Issuance Date set out above.

JA SOLAR HOLDINGS CO., LTD.

By:
Name:
Title:

EXHIBIT A

EXERCISE NOTICE

TO BE EXECUTED BY THE REGISTERED HOLDER TO EXERCISE THIS

SERIES A-2 WARRANT TO PURCHASE

ORDINARY SHARES REPRESENTED BY AMERICAN DEPOSITARY SHARES

JA SOLAR HOLDINGS CO., LTD.

The undersigned holder hereby exercises the right to purchase                                      of the Ordinary Shares (“Warrant Shares”) represented by                                      American Depositary Shares (the “ADSs”) of JA Solar Holdings Co., Ltd., an exempted Company incorporated under the laws of the Cayman Islands (the “Company”), evidenced by a Series A-2 Warrant to Purchase Ordinary Shares Represented by American Depositary Shares, No.                          (the “Warrant”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

1.             Form of Exercise Price.  The Holder intends that payment of the Exercise Price shall be made as:

a “Cash Exercise” with respect to Warrant Shares; and/or

a “Cashless Exercise” with respect to Warrant Shares.

☐                                   If this Exercise Notice is being delivered during a Reset Exercise Eligibility Period, the Holder is hereby electing to use the Reset Exercise Price of $

2.             Payment of Exercise Price.  In the event that Cash Exercise applies with respect to the Warrant Shares to be issued pursuant hereto, the Holder shall pay the Aggregate Exercise Price in the sum of $                                     to the Company in accordance with the terms of the Warrant.

3.             Delivery of ADRs evidencing ADSs.  The Company shall deliver to Holder, or its designee or agent as specified below,                                      American Depositary Receipts representing the ADSs representing the Warrant Shares to be issued pursuant hereto in accordance with the terms of the Warrant.

                               Delivery shall be made to Holder, or for its benefit, to the following address:

                               Delivery shall be made to Holder, or for its benefit, through the Deposit/Withdrawal at Custodian system, Direct Registration System and/or Profile Modification System, as applicable, of the Depository Trust Company as follows:

Name of DTC Participant acting for undersigned:

DTC Participant Account No.:

Account No. for undersigned at DTC Participant (f/b/o information):

Onward Delivery Instructions of undersigned:

Contact person at DTC Participant:

Daytime telephone number of contact person at DTC Participant:

Date:                                              ,

Name of Registered Holder

By:
Name:
Title:

EXHIBIT B-1

ACKNOWLEDGMENT

The Company hereby acknowledges this Exercise Notice and hereby directs                                      to issue the above indicated number of Ordinary Shares in accordance with the Registrar Service Provider Instructions dated                                     , 20    , from the Company and acknowledged and agreed to by                                     .

Please take this Acknowledgement, together with such prior Registrar Service Provider Instruction, as your instruction to (i) register the ordinary shares noted below to be issued pursuant to this Exercise Notice at par, (ii) update the register of members of the Company and (iii) prepare new share certificates and deliver the same to the recipients as detailed below:

Number of ordinary shares	Name of shareholder	Name and place of recipient
	[INSERT DEPOSITARY NAME]	[INSERT DEPOSITARY ADDRESS]

Please promptly fax a copy of the updated register of members to [INSERT DEPOSITARY NAME] at                                   .

JA SOLAR HOLDINGS CO., LTD.

By:
Name:
Title:

EXHIBIT B-2

ACKNOWLEDGMENT

The Company hereby acknowledges this Exercise Notice and hereby directs                                      to issue the above indicated number of ADSs evidenced by ADRs in accordance with the instructions set forth in this Exercise Notice and the Depositary Instructions dated                                     , 20            , from the Company and acknowledged and agreed to by                                     .

JA SOLAR HOLDINGS CO., LTD.

By:
Name:
Title: